UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 17, 2007

Lightstone Value Plus Real Estate Investment Trust, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-117367	20-1237795
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

326 Third Street
Lakewood, New Jersey 08701
(Address, including zip code, of Principal Executive Offices)
Registrant's telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 17, 2007, Lightstone Value Plus Real Estate Investment Trust, Inc. (the “Registrant”), through TLG Hotel Acquisitions LLC, a wholly owned subsidiary of Lightstone Value Plus REIT LP, its operating partnership (together with such subsidiary, the “Operating Partnership”), acquired two hotels located in Houston, TX (the “Katy Hotel”) and Sugar Land, TX (the “Sugar Land Hotel” and together with the Katy Hotel, the “Properties”) from Morning View Hotels - Katy, LP, Morning View Hotels - Sugar Land, LP and Point of Southwest Gardens, Ltd., pursuant to an Asset Purchase and Sale Agreement. The seller is not an affiliate of the Registrant or its subsidiaries.

Prior to the acquisition of the Properties, the board of directors of the Registrant (the “Board”) expanded the Registrant’s eligible investments to include the acquisition, holding and disposition of hotels (primarily extended stay hotels). The reasons for such change include the expertise of the Registrant’s sponsor who acquired the Extended Stay Hotels group of companies (“ESH”) and control of its management company (HVM L.L.C.) which operates 684 extended stay hotels. The ability to draw upon their expertise, the intense competition in the real estate market for all types of assets and the ability to better diversify the Registrant’s portfolio, caused the Board to review the Registrant’s investment objectives and expand them to include lodging facilities.

The Katy Hotel, built in 1998, is located on approximately 2.3 acres and has 145 rooms including 68 standard suites, 28 standard executive rooms, 14 deluxe standard rooms, 32 standard double rooms and 3 Deluxe Double Suites. The Sugar Land Hotel, built in 2000, is located on approximately 3.5 acres and has 145 rooms including 68 standard suites, 28 standard executive rooms, 14 deluxe standard rooms, 32 standard double rooms and 3 Deluxe Double Suites.

The Properties were recently remodeled by the previous owner, however the Registrant intends to make a $2.8 million dollar investment in capital expenditures to convert the Properties to Extended Stay Deluxe (“ESD”) brand properties. The ESD brand is under license from an affiliate within the ESH group. The Registrant expects these additional renovations to be conducted over a 1-year period and will include implementing ESD’s national reservation system, new carpeting, new paint, new signage, exterior façade improvements, re-stripping parking lot, guest room upgrades, landscaping and constructing pools.

Extended stay hotels are ideal for business travel, temporary housing or weekend getaways. Guests can count on clean, comfortable suites with wireless high-speed internet access, separate living, dining and sleeping areas, ample work space, a fully-equipped kitchen and on-site laundry. ESD offers larger upscale accommodations, an expanded cable television package, a DVD player in every room, printer stations in the lobby, pillow-top mattresses and MP3-ready alarm clocks. Most ESD hotels also include a combination of swimming pools, spas, exercise rooms, ovens and dishwashers.

The acquisition price for the Properties was $16 million inclusive of closing costs. In connection with the transaction, the Registrant’s advisor received an acquisition fee equal to 2.75% of the contract price ($15.2 million), or approximately $418,000.

The acquisition was funded through a combination of $6.0 million in offering proceeds and approximately $10 million in loan proceeds from a floating rate mortgage loan secured by the Properties (see Item 2.03 for a description of the loan).

The Registrant has established a taxable subsidiary, LVP Acquisitions Corp. (“LVP Corp”), which has entered into operating lease agreements with each of the Katy Hotel and the Sugar Land Hotel, respectively, and LVP Corp. has entered into management agreements with HVM L.L.C., a controlled affiliate of our sponsor, for the management of the hotels.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the acquisition of the Properties, the Operating Partnership along with ESD #5051 - Houston - Sugar Land, LLC and ESD #5050 - Houston - Katy Freeway, LLC, its wholly owned subsidiaries (the “Borrowers”) secured a mortgage loan from Bank of America, N.A. (the “Lender”) in the principal amount of $12.85 million, which includes up to an additional $2.8 million of renovation proceeds which will be borrowed as the renovation proceeds (the “Loan Agreement”).

The mortgage loan has a term of one year with the option of a 6-month term extension, bears interest on a daily basis expressed as a floating rate equal to the lesser of (i) the maximum non-usurious rate of interest allowed by applicable law or (ii) the British Bankers Association Libor Daily Floating Rate plus one hundred seventy-five basis points (1.75%) per annum rate and requires monthly installments of interest only through the first 12 months. The mortgage loan will mature on October 16, 2008, subject to the 6-month extension option described above, at which time payment of the entire principal balance, together with all accrued and unpaid interest and all other amounts payable thereunder will be due. The mortgage loan will be secured by the Properties and will be non-recourse to the Registrant.

In connection with the Loan, the Registrant guaranteed the complete performance of Borrowers’ obligations with respect to the Renovations (as defined in the Loan Agreement) and certain other customary guarantees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.

Date: October 23, 2007	By:	/s/ Joseph E. Teichman
Joseph E. Teichman
General Counsel